Exhibit 10.5

CHANGE OF CONTROL AND RETENTION AGREEMENT

This Change of Control and Retention Agreement (the “Agreement”) is made and entered into as of March 13, 2006, by and between Interactive Intelligence, Inc., an Indiana corporation (the “Company”), and {Executive Name} (the “Executive”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes; and

WHEREAS, the Company draws upon the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s shareholders; and

WHEREAS, the Company recognizes that, if a Change of Control were to occur, the resulting uncertainty regarding the consequences of such an event could adversely affect the performance of, and the Company’s ability to attract and retain, its key employees, including the Executive; and

WHEREAS, the Company believes that the existence of this Agreement will serve as an incentive to the Executive to remain in the employ of the Company, and would enhance the Company’s ability to call on and rely upon the Executive if a Change of Control were to occur; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURPOSE

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of his Termination Upon Change of Control. Subject to the terms of any applicable written employment agreement between Company and the Executive, either the Executive or Company may terminate the Executive’s employment at any time for any reason.

2.	TERMINATION UPON CHANGE OF CONTROL

2.1 Prior Obligations. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to the benefits described in this Section 2.1.

2.1.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the date of the Executive’s Termination Upon Change of Control shall be paid to Executive within thirty (30) days after the date on which the Executive's employment terminates (the “Termination Date”).

2.1.2 Accrued Bonus Payment. The Executive shall receive a lump sum payment of any bonus amounts (a) attributable to any of the Company’s completed fiscal periods for which a bonus was earned but is unpaid on the Termination Date, and (b) attributable to any uncompleted fiscal period for which a potential bonus award exists, to the extent that any such bonus was earned and is unpaid on the Executive’s Termination Upon Change of Control, in each case within thirty (30) days after the Termination Date. For purposes of this Section 2.1.2, the amount of bonus "earned" for an uncompleted fiscal period shall be based on the level of performance achieved as of the Termination Date.

2.1.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive in connection with the business of the Company prior to the Termination Date, consistent with the Company’s expense reimbursement policy in effect at the time each such expense was incurred.

2.2 Additional Cash Severance Benefits. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive from the Company an amount equal to: (a) if the Termination Date is prior to or on the effective date of the Change of Control, the Executive's Base Salary; or (b) if the Termination Date is after the effective date of the Change of Control, Executive's Base Salary, multiplied by a fraction, the numerator of which is that number of days equal to (i) 365 minus (ii) the number of days between the effective date of the Change of Control and the Termination Date, and the denominator of which is 365. Subject to the following two sentences, the amount set forth in this Section 2.2 shall be paid in cash in a single lump sum payment within thirty (30) days following the Termination Date or, if later, the effective date of the Change of Control. The payment described in this Section 2.2 may not be made before the expiration of the Revocation Period described in Section 5.3, and it will not be made in the event the Executive revokes the General Release described in Section 5.3 within the Revocation Period. If the Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), the payment described in this Section 2.2 will not be made before the date that is six months after the Termination Date (or, if earlier, the date of the Executive's death).

2.3 Stock Options and Other Equity Grants. In the event of the Executive’s Termination Upon Change of Control, then all outstanding stock options and any other then unvested or restricted equity grant then held by the Executive (other than any grants the vesting of which is contingent upon specified performance criteria being met) that by their original terms would have become vested or exercisable, or upon which the restrictions would have lapsed, within two years following the Termination Upon Change of Control, shall have their vesting or exercisability accelerated and any restrictions thereon shall lapse, such that (a) 100% of all shares subject to each of the Executive’s options that by their original terms would have become vested or exercisable within two years following the Termination Upon Change of Control, shall fully vest and become exercisable and shall remain so exercisable in accordance with their terms, and (b) 100% of all shares of each of the Executive’s other equity grants that by their original terms would have become vested and the restrictions thereon would have lapsed within two years following the Termination Upon Change of Control, shall vest and all restrictions thereon shall lapse. If the Termination Upon Change of Control is such that the Termination Date occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement designed to result in a Change of Control, then all outstanding stock options and any other then unvested or restricted equity grant then held by the Executive shall remain in effect and not be cancelled until such time as (i) the Change of Control occurs, in which case such options and other unvested or restricted equity grants shall be treated as described in the first sentence of this Section 2.3; or (ii) the definitive agreement is terminated prior to the Change of Control, in which case the options and other unvested or restricted equity grants will terminate and be forfeited on the date of the termination of the definitive agreement; provided, however, that in no event may any options remain outstanding after the applicable expiration date of the option. Notwithstanding the foregoing, with regard to any equity grant the vesting of which is contingent upon specified performance criteria being met, the effect of the Executive's Termination Upon Change of Control shall be determined pursuant to the specific provisions of the applicable award agreement.

2.4 COBRA. In the event of the Executive’s Termination Upon Change of Control, the Company shall offer the Executive and his eligible family members the opportunity to elect to continue their medical, dental and vision coverage (if any) under the Company's benefit plans pursuant to the continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive shall be responsible for paying the required monthly premiums for that coverage, but, at the time of payment of the cash severance benefits described in Section 2.2, the Company shall also pay to the Executive a lump sum cash stipend equal to twelve (12) times the monthly premium then charged to qualified beneficiaries for COBRA continuation coverage for the Executive (if then covered) and any family members then covered under the Company’s medical, dental, and vision plans (if any). The Executive may, but is not obligated to, use the stipend for the payment of COBRA premiums. The Company will pay the stipend to the Executive whether or not the Executive or anyone in his family elects COBRA continuation coverage, whether or not the Executive continues COBRA continuation coverage for a full 12 months, and whether or not the Executive receives medical, dental, or vision benefits from a subsequent employer during the period in which he would otherwise be entitled to receive COBRA continuation coverage.

2.5 Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law or provided in the organizational documents of the Company or by contract, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto (the “D&O Insurance Policy”), immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control, unless the annual cost of such “tail” D&O Insurance Policy is not available at a cost not greater than 200% of the annual premium paid on the date of the Change of Control by the Company for such insurance (the “Insurance Cap”), in which case the Company shall cause to be obtained as much comparable insurance for as long a period (not to exceed twenty-four (24) months following the effective date of the Change of Control) as is available for a cost not to exceed the Insurance Cap; provided, however, that if the agreement relating to the Change of Control provides terms at least as favorable as those in this subsection (b) with respect to a "tail" D&O Insurance Policy for the benefit of the Executive, then the terms of such agreement shall control and this subsection (b) shall be of no further force or effect.

3.	FEDERAL EXCISE TAX UNDER SECTION 280G

3.1 Avoidance of Excise Tax. If any amounts payable to the Executive under this Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Code (an "Excess Parachute Payment"), then the amounts payable under this Agreement or otherwise shall be reduced, or portions of applicable options or then unvested or restricted equity awards shall not vest or become exercisable as provided herein, in order to avoid any Excess Parachute Payment.

3.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any Excess Parachute Payments shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination, absent manifest error, shall be conclusive and binding upon the Executive and the Company. For purposes of making such calculation, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculation. The Company shall bear all fees and expenses the Accountants may charge in connection with such calculation.

4.	DEFINITIONS

4.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2 “Base Salary” means the greater of (a) the annual salary of the Executive in effect immediately prior to the Change of Control, or (b) the annual salary of the Executive in effect immediately prior to the Termination Date.

4.3 “Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board of Directors of the Company (the “Board”) that the Executive:

(a) willfully failed to follow the lawful written directions of the Board of Directors of the Company provided to the Executive prior to such failure; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b) engaged in gross misconduct which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

(c) willfully failed to comply in any material respect with the Company’s Confidentiality and/or Proprietary Rights Agreement, the Company’s insider trading policy, or any other reasonable policies of the Company, in each case provided, or reasonably made available, to the Executive prior to such failure, where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

(d) has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he or she committed a fraud, against the Company or a fraud against any other person or entity that is materially detrimental to the Company.

4.4 “Change of Control” means:

(a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the then outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s then outstanding voting securities; provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (iv) any acquisition by Donald E. Brown, M.D. or person controlled by him, or (vi) upon the death of Donald E. Brown, M.D., any acquisition triggered by his death by operation of law, by any testamentary bequest or by the terms of any trust or other contractual arrangement established by him;

(b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c) the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company);

(d) a change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) were directors of the Company as of the effective date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company; or

(e) the dissolution or liquidation of the Company.

4.5  “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) months.

4.6  “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a) assignment to the Executive of a title, position, responsibilities or duties that is not a Substantive Functional Equivalent to the title, position, responsibilities or duties which the Executive had immediately prior to the Change of Control;

(b) a reduction in the Executive’s Base Salary or target bonus opportunity in effect immediately prior to the Change of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change of Control);

(c) the failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who held positions with the Company or its Successor comparable to the Executive’s position immediately prior to the Change of Control, or (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with the Company or its Successor comparable to the Executive’s position immediately prior to the Change of Control;

(d) the Company’s requiring the Executive to (i) relocate to any office or location more than 50 miles (one-way) from the Company's office where the Executive was based immediately prior to the Change of Control, or (ii) to engage in travel in the performance of services for the Company at a frequency or for a duration substantially in excess of such travel required by the Company prior to the Change of Control;

(e) a material breach of this Agreement by the Company, including failure of the Company to obtain the agreement of a Successor to perform all of the obligations of the Company under this Agreement; or

(f) any act, set of facts or omissions with respect to the Executive that would, under applicable law, constitute a constructive termination of the Executive.

Notwithstanding the foregoing, nothing described in any of subsections (a) through (f) above shall constitute Good Reason unless Executive provides Company written notice, in reasonable detail, of his or her belief that an action or inaction constituting such Good Reason has occurred and the Company fails to cure or correct such action or inaction, within thirty (30) days of its receipt of such written notice, such that the asserted Good Reason no longer exists.

4.7 “Substantive Functional Equivalent” means that, following a Change of Control, the Executive’s position must:

(a) be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior to the Change of Control;

(b) allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior to the Change of Control; and

(c) not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior to the Change of Control, causing the Executive to be of materially lesser rank or responsibility.

4.8 “Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets.

4.9 “Termination Upon Change of Control” means:

(a) any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s shareholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is eighteen (18) months following the Change of Control; or

(b) any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s shareholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is eighteen (18) months following the Change of Control, and (ii) such resignation occurs within six (6) months following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the retirement of the Executive or other voluntary termination of employment by the Executive for any reason other than Good Reason.

Anything to the contrary in this Agreement notwithstanding, if a Change in Control occurs and if Executive's employment with the Company was terminated either by the Company without Cause or by Executive for Good Reason, within six (6) months prior to the effective date of the Change of Control, and if it is reasonably demonstrated by Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, such termination shall constitute a "Termination Upon Change of Control."

5.  EXCLUSIVE REMEDY

5.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change of Control with respect to which the payments and/or benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

5.2 No Limitation of Regular Benefit Plans. Except as provided in Section 5.4 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

5.3 Release of Claims. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to receive the severance benefits described in Section 2.2 of this Agreement or the stipend described in Section 2.4 of this Agreement unless (a) the Executive executes and delivers to the Company a general release of claims substantially in a form provided to the Executive by the Company prior to any Change of Control (the "General Release") and (b) the Executive does not revoke the General Release during the period of time (if any) specified in the General Release during which the Executive may revoke it ("Revocation Period"). If the Executive is at least age 40 at the time he executes the General Release, the General Release will provide for a Revocation Period of at least seven (7) days (or such longer period required by applicable law for the General Release to be effective). If the General Release does not provide for a Revocation Period, then the Revocation Period shall be deemed to have expired on the date the Executive executes the General Release. The General Release shall not require the Executive to release any rights the Executive may have to be indemnified by the Company or that are otherwise provided under this Agreement.

5.4 Noncumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and other equity grant, based on the Executive ceasing to be an employee of the Company, under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.

6.  NON-SOLICITATION

For a period of twelve (12) months after the Executive’s Termination Upon Change of Control, the Executive will not solicit the services or business of any employee or consultant of the Company, which, if accepted, would result in the discontinuance of that person’s or entity’s relationship with or to the Company, without the written consent of the Company.

7.  ARBITRATION

7.1 Disputes Subject to Arbitration. To the extent permitted by law, any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach hereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

7.2 Costs of Arbitration. All costs of arbitration, including reasonable attorneys fees of the Executive, will be borne by the Company, except that, if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous, the Executive shall be responsible for his own costs and attorneys fees.

7.3 Site of Arbitration. The site of the arbitration proceeding shall be in Indianapolis, Indiana.

8.  NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows:

If to the Company: Interactive Intelligence, Inc.
7601 Interactive Way
Indianapolis, Indiana 46278
Attention: Chief Executive Officer

and, if to the Executive, at the address indicated below. Either party may provide the other with written notices of change of such party’s address, which shall be effective upon receipt by the other party.

9. MISCELLANEOUS PROVISIONS

9.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company. The Company shall require any Successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.

9.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

9.3 Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.

9.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

9.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source, except as expressly provided herein.

9.7 Employment Agreement. The Employment Agreement, dated as of {Blank}, by and between Executive and the Company (the "Employment Agreement") shall continue in full force and effect. To the extent there is a conflict between any of the terms of this Agreement and any of the terms of the Employment Agreement, the terms of this Agreement shall control. Without limitation of the foregoing, in the event Executive receives payments hereunder, he shall not be entitled to the payment referenced in Section 5(b) of the Employment Agreement. This Agreement and the Employment Agreement represent the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

9.8 Code Section 409A Standards. To the extent that this Agreement is subject to the standards for nonqualified deferred compensation plans established by Code Section 409A (the "Section 409A Standards"), it will be effected, interpreted, and applied in a manner consistent with the Section 409A Standards. To the extent that any terms of this Agreement would subject the Executive to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Executive:

{Executive name}
{address}

Interactive Intelligence, Inc.

/s/ Donald E. Brown
Donald E. Brown
Chief Executive Officer